FOR IMMEDIATE RELEASE

OLD POINT FINANCIAL CORPORATION QUARTERLY
DIVIDEND PAYMENT ANNOUNCED
AUGUST 11, 2004

Hampton, VA:   Old Point Financial Corporation (Nasdaq “OPOF”) has increased its quarterly dividend to $0.16 per share of common capital stock. The dividend will be paid on September 30, 2004, to shareholders of record as of August 31, 2004. The increase amount is $0.01 or 6% over the previous dividend of $0.15.

Old Point Financial Corporation, (Nasdaq Small Cap: “OPOF”,) with $675 million in assets, is the parent company of The Old Point National Bank and Old Point Trust & Financial Services, N.A. The Old Point National Bank is an independent, locally managed community bank serving Hampton Roads with 16 branches. Old Point Trust & Financial Services, N.A. is a Hampton Roads wealth management services provider.

For more information contact : Lani Chisman Davis, Marketing Director, 757/ 728-1286